From: SNIA SPA
To : Mr. Brian Sheridan
Milan, November 14th. 2003

Dear Brian
We are delighted to inform you that effective date November 17, 2003 you are an employee of this Company.

1.	This contract has no temporal limit and could be terminated with the appropriate notice period required.
From this date you perform subordinated work; working conditions are disciplinated by Industrial Dirigenti (Executive) Collective Agreement, Company internal rule book and this employment letter.

2.	Your individual conditions are

•	Qualification: Dirigente (Executive)

•	Job title: Director Corporate Legal affairs

•	Workplace: Milan

•	Annual gross salary: 160.000,00 € paid in 14 monthly payslip divided into
Minimum     3.436,54 €
Special indemn.     226.21 €
Superminimum    7.765,82 €

Total     11.428,57€

!3th and 14th payslip will be paid respectively end of December and end of June every year.

You will be eligible to receive an annual bonus payment of 30% of your annual gross salary. The bonus plan is based upon achievement of your individual objectives. You will start to be included in this Performance bonus plan in 2004.

Considering higher costs and inconvenience due to Milan as your workplace the Company will pay for the next two years a gross amount of 30.000,00€ . This amount includes holidays and 13th and 14th monthly rateo and will be divided into twelve month (2.500,00 € gross each) paid from December 2003 to November 2005.

If in future you decide to move your own family from Padua to Milan the Company will pay relocation cost (furniture and belongings) upon presentation of invoices and expense notes. Under this circumstance the Company is available to examine agreements not yet discussed with you.

You also are eligible to every economics statements for Dirigenti status:complementary pension, health assistance, insurance coverage.

We will separately communicate your Company ID number written down in Company Registration book.

3.
Your role as Dirigente (Executive) includes the possibility to cover - without any other further compensation – additional roles in other Companies directly or non directly controlled, in Italy or abroad.

Remuneration for these additional roles will be paid directly from other Companies to this Company. Compensation written above in this letter already includes other roles’compensation.

4.	Please give back to this Company a copy signed of this agreement letter for acceptance and ,more specific, Clause n° 3 acceptance.
Kind regards,
_____________________